Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB REPORTS FIRST QUARTER 2005

RESULTS IN LINE WITH EXPECTATIONS

AND INCREASED INVESTMENT IN RESEARCH AND GROWTH PRODUCTS

Quarter Marked by Positive Pipeline Developments and

Continued Execution of the Company’s Strategy Focusing on Disease Areas of Significant

Unmet Medical Need

(NEW YORK, April 28, 2005) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the first quarter of 2005, in line with expectations, detailed recent pipeline achievements and reaffirmed its non-GAAP earnings guidance for the year.

The company posted first quarter 2005 net sales of $4.5 billion from continuing operations, excluding the Oncology Therapeutics Network unit being sold by Bristol-Myers Squibb in a previously announced transaction, a decrease of 2% compared to first quarter 2004 net sales of $4.6 billion. As expected, continued exclusivity losses on older products were partially offset by the growth of the company’s in-line and new products.

The company reported first quarter 2005 net earnings from continuing operations of $626 million, or $.32 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $961 million, or $.49, the same period last year.

Bristol-Myers Squibb reported first quarter 2005 net earnings from continuing operations of $670 million, or $.34 per diluted share, on a non-GAAP basis excluding specified items, compared to $804 million, or $.41, the same period last year.

“Our first quarter financial results were in line with the portfolio transition that we’ve been discussing for some time,” said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. “The company is on track to achieve its goals and our non-GAAP earnings per share guidance for the year remains unchanged. We continue to execute our strategy and our pipeline continues to advance as we add more growth drivers for the future. We continue to invest in research and development, with a 7% increase, excluding milestone payments, in the first quarter of 2005 over the same period in the prior year.”

FOURTH NEW DRUG APPROVED

Bristol-Myers Squibb obtained its fourth new drug approval in just two and a half years when, in March 2005, the Food and Drug Administration approved BARACLUDE® (entecavir) for treatment of chronic hepatitis B infection in adults with evidence of active viral replication and either evidence of persistent elevations in serum aminotransferases (ALT or AST) or histologically active disease.

“We were pleased by the FDA’s approval of BARACLUDE® following the unanimous recommendation of the Antiviral Drugs Advisory Committee and we are in regulatory reviews with FDA on muraglitazar and abatacept,” said Elliott Sigal, M.D., Ph.D., chief scientific officer and president of the Bristol Myers Squibb Pharmaceutical Research Institute. “First quarter progress in our pipeline was also demonstrated by FDA approval of a new ABILIFY® indication for maintaining efficacy in patients with Bipolar I Disorder, as well as the results of the ‘CLARITY’ and ‘COMMIT’ trials for PLAVIX®.”

PIPELINE DEVELOPMENTS

Muraglitazar’s discovery by Bristol-Myers Squibb could lead to the first in a new class of compounds for type 2 diabetes, building on the company’s history of providing treatments for the disease. The FDA recently accepted the muraglitazar New Drug Application, and the company and its partner, Merck & Co., Inc., plan to present Phase III data at the American Diabetes Association meeting in June.

Abatacept is Bristol-Myers Squibb’s first internally discovered biologic, and would be the first in a new class of agents for the treatment of rheumatoid arthritis. The company completed its abatacept rolling Biologics License Application last month and plans to present Phase III data on the compound at the European League Against Rheumatism (EULAR) Congress in June.

The company has concentrated its product and pipeline focus on disease areas of significant unmet need where innovative medicines can help people with serious illnesses, including: cancer, HIV/AIDS, psychiatric disorders, diabetes, atherosclerosis/thrombosis, hepatitis, rheumatoid arthritis, obesity, Alzheimer’s disease and solid organ transplantation.

FIRST QUARTER RESULTS

•	First quarter 2005 net sales from continuing operations of $4.5 billion include a 2% favorable impact of foreign exchange rate fluctuations, offset by a 4% decrease in volume. U.S. net sales decreased 8% for the quarter, primarily due to continued exclusivity losses for PARAPLATIN®, the GLUCOPHAGE® franchise and VIDEX® EC and increased competition for PRAVACHOL®, partially offset by the continued growth of PLAVIX® and the increased sales of newer products including ABILIFY®, REYATAZ® and ERBITUX®. International net sales increased 5%, including a 4% favorable foreign exchange impact, due to increased sales of newer products including ABILIFY® and REYATAZ®, offset by a decline in PRAVACHOL® and TAXOL® sales resulting from generic competition.

•	The company continued to invest in newer products by reallocating resources from mature products that have lost exclusivity and maintaining expense controls. Marketing, selling and administrative expenses decreased 4% to $1.2 billion in the first quarter of 2005 from the same period in 2004, primarily due to a focus on expense management. Advertising and product promotion expenditures were approximately $318 million in the first three months of both 2005 and 2004, with increased investments in ABILIFY®, REYATAZ®, ERBITUX® offset by lower spending on other products.

•	Research and development expenses – excluding upfront and milestone payments of $36 million and $5 million in the first quarter of 2005 and 2004, respectively – increased by 7% to $617 million in the first quarter of 2005 from $578 million in the same period last year. Pharmaceutical research and development represented 16.2% of pharmaceutical net sales in the first quarter of 2005, up from 14.8% in the first quarter of 2004. This increase was primarily for continued investments in BARACLUDE®, muraglitazar, abatacept and other compounds in late-stage development.

•	First quarter 2005 earnings from continuing operations before minority interest and income taxes were $1.0 billion compared to $1.5 billion in the same period last year, which was lifted by a $295 million gain on the February 2004 sale of the Adult Nutritional business. In addition, the decline was due to lower sales, gross margin erosion as a result of the continuing change in product mix and increased research and development expenditures, partially offset by lower marketing, selling and administrative expenses.

•	The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 27.9% in first quarter 2005 compared to 27.0% in 2004. The change in rate was due to lower U.S. foreign tax credits attributable to dividends from foreign subsidiaries and a higher provision for tax contingencies, partially offset by higher U.S. tax on the gain on sale of the Adult Nutritional business in the first quarter of 2004. The company is one of many U.S. corporations utilizing certain favorable tax provisions of the American Jobs Creation Act of 2004 related to the repatriation of accumulated foreign earnings. As previously disclosed, the company recorded a $575 million tax charge in the fourth quarter of 2004 in anticipation of repatriating approximately $9 billion in special dividends from foreign subsidiaries, of which approximately $6 billion was repatriated in the first quarter of 2005. The company anticipates that during 2005, the Department of the Treasury may issue additional clarifying guidance with respect to the special dividends which may have an impact on the deferred tax provision previously established.

•	In the first three months of both 2005 and 2004, the company recorded specified income and expense items that affected the comparability of the results. The pre-tax specified items in 2005 included charges of $82 million primarily consisting of upfront and milestone payments, loss on sale of fixed assets, increase in litigation reserves and accelerated depreciation, partially offset by an $18 million gain from sale of an equity investment. The pre-tax specified items in 2004 included a $295 million gain on sale of the Adult Nutritional business, partially offset by other charges of $34 million primarily related to milestone payments, accelerated depreciation, asset impairment charges and termination benefits for certain operations in Israel and the United States. For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

FIRST QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•	U.S. pharmaceutical sales totaled $1.8 billion in the first quarter of 2005, a decrease of 10% compared to $2.0 billion in the same period in the prior year. Estimated wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the first quarter remained unchanged from the end of 2004 at approximately three weeks in aggregate.

•	International pharmaceutical sales increased 4%, including a 5% favorable foreign exchange impact, to $1.8 billion in the first quarter of 2005, compared to the same period in the prior year.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with Sanofi-Aventis, increased 17%, including a 1% favorable foreign exchange impact, to $814 million from $697 million in 2004. This sales increase was primarily due to continued total prescription growth of approximately 15% in the U.S. market.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, decreased 1%, including a 2% favorable foreign exchange impact, to $196 million from $197 million in 2004. Total U.S. prescription growth increased approximately 14%, which was offset by lower average selling prices and the impact of increases in wholesaler inventory levels in the first quarter of 2004. AVAPRO®/AVALIDE® are cardiovascular products launched from the alliance between the company and Sanofi-Aventis.

•	Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, which is primarily alliance revenue for the company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co., Ltd., increased 63%, including a 1% favorable foreign exchange impact, to $188 million from $115 million in 2004. ABILIFY® has achieved a monthly new prescription share of the U.S. antipsychotic market of approximately 11% in March 2005. Total revenue for ABILIFY® in Europe has continued to grow since its launch in June 2004, to $22 million in the first quarter of 2005.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, were $149 million in 2005 compared to $75 million in 2004. REYATAZ® has achieved a weekly new prescription share of the U.S. protease inhibitors market of approximately 30%. Sales in Europe continued to grow since its introduction in the second quarter of 2004, achieving sales of $43 million in the first quarter of 2005.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, which is sold almost exclusively in the United States, were $87 million for the first quarter of 2005 compared to $17 million in 2004. ERBITUX® was approved by the FDA in February 2004. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

•	Sales of PRAVACHOL® decreased 23%, including a 2% favorable foreign exchange impact, to $520 million from $671 million in 2004. PRAVACHOL® sales in the United States decreased 25% to $258 million primarily due to a 17% decline in total prescriptions resulting from increased competition and the related reduction in wholesaler inventory levels. International sales decreased 20%, including a 4% favorable foreign exchange impact, to $262 million primarily due to exclusivity loss in select European markets, including the Netherlands and the United Kingdom.

•	Sales of TAXOL®, the company’s leading anti-cancer agent, were $205 million compared to $243 million in 2004. Sales of TAXOL®, which are almost exclusively international, decreased 16%, including a 4% favorable foreign exchange impact, primarily as a result of generic competition in Europe. Generic competition for TAXOL® in a majority of the major European markets began in the second quarter of 2004 and has continued to increase through the first quarter of 2005.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, were $173 million compared to $139 million in 2004, an increase of 24%, primarily due to the impact of declines in wholesaler inventories in the first quarter of 2004 and U.S. prescription growth of approximately 4% for the first quarter of 2005.

•	Sales of PARAPLATIN®, an anticancer agent, decreased 81% to $44 million from $228 million in 2004 due to generic competition.

•	Sales of the GLUCOPHAGE® franchise decreased 73%, to $43 million from $161 million in 2004 due to generic competition.

Nutritionals

•	Excluding the impact of the Adult Nutritional business that was divested during the first quarter of 2004, Worldwide Nutritional sales increased 11%, to $526 million from $476 million in 2004, including a 1% favorable foreign exchange impact.

•	Excluding divested operations, international Nutritional sales increased 13%, including a 2% favorable foreign exchange impact, primarily due to increased sales of infant formula and children’s nutritional products in Asia and Mexico. U.S. Nutritional sales increased 8%, primarily due to increased sales of infant formula products.

•	On a reported basis, Worldwide Nutritional sales increased 5%, to $526 million from $502 million in 2004, including a 1% favorable foreign exchange impact.

Related Healthcare

•	ConvaTec sales increased 5%, including a 4% favorable foreign exchange impact, to $228 million from $217 million in 2004, with strong wound therapeutics sales, partially offset by sales decrease in Ostomy.

•	Medical Imaging sales increased 4% to $145 million from $139 million in 2004, driven by strong growth in sales of CARDIOLITE®.

•	Consumer Medicines sales decreased 9% to $70 million from $77 million in 2004, primarily due to decreased sales of BUFFERIN® in Japan.

Bristol-Myers Squibb’s Nutritionals and Related Healthcare segments posted combined revenues of $969 million, or 21% of the company’s total net sales from continuing operations, compared to $935 million or 20% in the same period the year prior.

DEVELOPMENTS

•	In December 2004, Bristol-Myers Squibb announced its agreement to sell the Oncology Therapeutics Network to Equity Partners LLC in a transaction that is on track to close by mid 2005. The OTN distribution business posted first quarter 2005 sales of $695 million, which are excluded from the company’s results from continuing operations. OTN’s earnings had no impact on the company’s basic and diluted EPS from continuing operations in the first quarter of 2005 and 2004.

•	In March 2005, two major investigational clinical trials involving PLAVIX® were presented at the American College of Cardiology meeting: COMMIT/CCS-2 (ClOpidogrel and Metoprolol in Myocardial Infarction Trial) and CLARITY-TIMI 28 (CLopidogrel as Adjunctive ReperfusIon TherapY – Thrombolysis In Myocardial Infarction Study 28). The trials, which included a total of nearly 50,000 patients, showed that PLAVIX®, given on top of standard therapy, provided significant benefits to patients with acute ST-segment elevation myocardial infarction (STEMI), a certain kind of heart attack.

•	In March 2005, the company and Corgentech Inc. announced unfavorable top-line results from the Phase III clinical trials for edifoligide (E2F Decoy), an investigational compound to prevent vein graft failure following coronary artery bypass graft surgery. The company has terminated the collaboration agreement with Corgentech.

•	In March 2005, the FDA approved ABILIFY® tablets and oral solution for maintaining efficacy in patients with Bipolar I Disorder with a recent manic or mixed episode who had been stabilized and then maintained for at least six weeks. The latest FDA approval is based on the positive results of a trial designed to compare the maintenance of efficacy of ABILIFY® versus placebo, measured by time to relapse.

•	In March 2005, the company received approval from the U.S. FDA for BARACLUDE (entecavir), an oral antiviral agent for the treatment of chronic Hepatitis B. The drug became available in the U.S. in April 2005.

•	In April 2005, all manufacturers of atypical antipsychotics, including Bristol-Myers Squibb, received a request from the FDA to add a boxed warning to their U.S. drug labeling noting an increased risk of death in elderly patients with dementia-related psychosis compared with placebo in patients with dementia-related psychosis. It is important to note that ABILIFY® is not approved for the treatment of elderly patients with dementia-related psychosis. Bristol-Myers Squibb and its copromotion partner Otsuka are committed to the safety of patients and are currently working with the FDA to ensure that healthcare providers are fully informed about this label update.

•	In March 2005, the company commenced its cash tender offer to purchase any and all of its outstanding $2.5 billion aggregate principal amount 4.75% Notes due 2006, which resulted in the tender of the aggregate principal amount of $1.38 billion. This transaction was completed in April 2005 and all remaining notes will be redeemed in May 2005. The company expects to incur a pretax loss of approximately $70 million in connection with the early redemption of the Notes, which will be recorded upon the completion of the redemption program, currently expected to be in the second quarter of 2005.

•	In April 2005, the company entered into a settlement agreement with an insurer with respect to product liability lawsuits in connection with the STADOL NS and SERZONE cases under which the company will recover $40 million. The transaction will be recorded in the second quarter of 2005. In addition, the company has reached an agreement in principle to settle coverage disputes with its insurers for Directors’ and Officers’ and Fiduciary Liability policies under which the company will recover substantial insurance proceeds. The company expects the settlement agreement will be completed shortly, although it cannot be guaranteed. If completed, the transaction will be recorded in the second quarter of 2005.

2005 GUIDANCE

Bristol-Myers Squibb reaffirmed its earnings guidance of fully-diluted earnings per share from continuing operations for 2005 to be between $1.35 and $1.45 on an adjusted non-GAAP basis which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company raised its estimate of fully diluted earnings per share when adding back exclusions – such as milestone payments in connection with previously announced external development, cost of early debt retirement, litigation settlements (including related insurance recoveries for significant legal proceedings) and restructurings activities from continuing operations – to $1.37 to $1.47, from $1.27 to $1.37, primarily due to insurance recoveries related to the STADOL NS and SERZONE product liability lawsuits, and under certain Directors and Officers and Fiduciary Liability insurance policies.

Factors that may cause variation in the company’s earnings estimates and other risks and uncertainties, are discussed in the company’s “Statement on Cautionary Factors,” below, and its Securities and Exchange Commission filings.

Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website. This information does not include other items, which may occur during the year, such as any charges relating to new transactions or arrangements resulting in write-off of in-process research and development, other restructurings, gain on asset disposals and significant legal proceedings (including related potential insurance recoveries). This estimate also excludes potential adjustments to the deferred tax charge recorded in the fourth quarter of 2004 that may be required due to any modifications to the Jobs Creation Act of 2004 or the issuance of additional clarifying guidance from the Department of Treasury.

As previously disclosed, although anticipated sales declines due to continued exclusivity losses during 2005 are expected to be more or less offset by growth in sales of the company’s in-line, recently launched and potential new products during the same period, changes in product mix will adversely impact gross margins because the products that have lost or are expected to lose exclusivity generally have higher margins. In addition, earnings will be adversely affected by the company’s investments to support the introduction of new products and the development and launch of additional new compounds. The company will continue to rationalize its cost base in line with its strategy to focus on ten disease areas of significant unmet medical need and increase its sales and marketing emphasis on specialists and high value primary care prescribers.

As previously disclosed, the company has experienced substantial revenue losses in the last few years due to the expiration of market exclusivity protection for certain of its products. The company expects substantial incremental revenue losses in 2005, representing continuing declines in revenues of those products as well as declines in revenues of certain additional products that will lose market exclusivity in 2005. For 2005, the company estimates reductions of net sales in the range of $1.4 billion to $1.5 billion from the 2004 levels for products which have lost or will lose exclusivity protection in 2003, 2004 or 2005, primarily GLUCOVANCE®, CEFZIL®, PARAPLATIN® and VIDEX EC® in the United States and TAXOL® and PRAVACHOL® in Europe. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The company’s expectations for future sales growth include substantial expected increases in sales of PLAVIX®, which had net sales of $3.3 billion for 2004, and is currently the company’s largest product ranked by net sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States. Similar proceedings involving PLAVIX® have been instituted outside the United States. The company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi-Aventis, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX®. However, if generic competition in the U.S. were to occur, the company believes it is very unlikely to occur before the second half of 2005.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for the next several years described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 21 Legal Proceedings and Contingencies” in the company’s Form 10-K Annual Report for 2004.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S., and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 28, 2005 at 9 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 800-817-8874. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Schoenborn, 212-546-2846, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX®® are trademarks of Sanofi-Aventis

ERBITUX®	is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLOCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of     Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

SALES BY OPERATING SEGMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Unaudited, in millions of dollars)

	Three Months Ended March 31,
	2005	2004
Pharmaceuticals	$3,563	$3,691
Nutritionals	526	502
Related Healthcare	443	433

Net Sales from Continuing Operations	$4,532	$4,626

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Three Months Ended March 31

Pharmaceuticals
Cardiovascular
Plavix	$814	$697	17%	$673	$585	15%	15%
Pravachol	520	671	(23)%	258	343	(25)%	(17)%
Avapro/Avalide	196	197	(1)%	102	116	(12)%	14%
Monopril	59	65	(9)%	3	(1)	**	(65)%
Coumadin	49	37	32%	42	31	35%	(13)%
Virology
Sustiva	173	139	24%	103	76	36%	4%
Reyataz	149	75	99%	92	66	39%	57%
Zerit	59	58	2%	26	16	63%	(31)%
Videx/Videx EC	49	71	(31)%	10	29	(66)%	(49)%
Infectious Diseases
Cefzil	82	72	14%	50	42	19%	(6)%
Tequin	48	39	23%	38	28	36%	(22)%
Oncology
Taxol	205	243	(16)%	4	14	(71)%	N/A
Erbitux	87	17	**	87	17	**	N/A
Paraplatin	44	228	(81)%	15	198	(92)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	188	115	63%	161	113	42%	53%
Metabolics
Glucovance	14	102	(86)%	14	100	(86)%	(88)%
Glucophage XR	13	19	(32)%	13	19	(32)%	(63)%
Glucophage IR	11	31	(65)%	7	27	(74)%	(52)%
Nutritionals
Enfamil	235	208	13%	162	142	14%	N/A
Related Healthcare
Ostomy	127	127	—	34	40	(15)%	N/A
Cardiolite	102	92	11%	91	83	10%	N/A
Wound Therapeutics	97	87	11%	30	30	—	N/A

**	Change is in excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended March 31,
	2005	2004
Net Sales	$4,532	$4,626

Cost of products sold	1,367	1,357
Marketing, selling and administrative	1,183	1,226
Advertising and product promotion	318	316
Research and development	653	583
Gain on sale of business	—	(295)
Litigation charges	14	—
Provision for restructuring and other items, net	3	12
Equity in net income of affiliates	(69)	(75)
Other expense/(income), net (a)	25	38

	3,494	3,162

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,038	1,464
Provision for income taxes	290	396
Minority interest, net of taxes	122	107

Earnings from Continuing Operations	$626	$961

Net (loss)/earnings from discontinued operations	(5)	3

Net Earnings	$621	$964

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.32	$0.50
Net Earnings from Discontinued Operations	—	—

Net Earnings per Common Share	$0.32	$0.50

Diluted:
Earnings from Continuing Operations	$0.32	$0.49
Net Earnings from Discontinued Operations	—	—

Net Earnings per Common Share	$0.32	0.49

Average Common Shares Outstanding:

Basic	1,949	1,939
Diluted	1,981	1,976

(a) Other expense/(income), net
Interest expense	$97	$69
Interest income	(45)	(17)
Foreign exchange transaction losses	12	17
Other, net	(39)	(31)

	$25	$38

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Unaudited, in millions of dollars)

Three months ended March 31, 2005

	Cost of products sold	Research and development	Provision for restructuring and other items, net	Litigation expense	Other expense, net	Total
Other:
Gain on sale of equity investment	$—	$—	$—	$—	$(18)	$(18)
Private litigation	—	—	—	14	—	14
Loss on sale of fixed assets	—	—	—	—	16	16
Accelerated depreciation	13	1	—	—	—	14
Downsizing and streamlining of worldwide operations	—	—	3	—	—	3
Upfront and milestone payments	—	35	—	—	—	35

	$13	$36	$3	$14	$(2)	64

Income taxes on items above						(20)

Reduction to Net Earnings from Continuing Operations						$44

Three months ended March 31, 2004

	Cost of products sold	Research and development	Gain on sale of business	Provision for restructuring and other items, net	Other expense, net	Total
Other:
Gain on sale of Adult Nutritional business	$—	$—	$(295)	$—	$—	$(295)
Milestone payment	—	5	—	—	—	5
Accelerated depreciation and asset impairment charges	12	—	—	—	4	16
Downsizing and streamlining of worldwide operations	1	—	—	12	—	13

	$13	$5	$(295)	$12	$4	(261)

Income taxes on items above						104

Increase to Net Earnings from Continuing Operations						$(157)

18